                              STOCK OPTION AGREEMENT

     THIS STOCK OPTION AGREEMENT ("Agreement") is dated as of November 12, 1998, and is by and between Digital Video Systems, Inc., a Delaware corporation ("Company"), and Oregon Power Lending Institution, an Oregon corporation ("OPLI").

                                    WITNESSETH:

     WHEREAS, Company and OPLI have entered into that certain Letter Agreement (the "Investment Agreement"), dated as of October 15, 1998, which provides that Company will provide OPLI with the option to purchase certain shares of common stock of Company upon certain terms and subject to certain conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:


1. GRANT OF OPTION. Effective November 12, 1998 (the "Grant Date") and upon the terms and subject to the conditions hereinafter set forth, Company hereby grants to OPLI the option (the "Option") to purchase 2,000,000 authorized but unissued shares of Company common stock (the "Shares") for the Exercise Price (as defined in Section 2 hereof).

2. EXERCISE PRICE, ADJUSTMENTS. As used herein the term "Exercise Price" shall mean $35 in cash for each Share subject to this Agreement. If Company shall make, declare or effectuate any recapitalization, reclassification, stock dividend or distribution, stock split or combination (whether effected by merger, consolidation, exchange of shares or otherwise), with respect to Company common stock as of a record date subsequent to the date hereof, the number of Shares subject to the Option and/or the Exercise Price per Share, shall be appropriately adjusted so that, upon exercise of the Option, OPLI will be entitled to obtain the same number and kind of securities and other consideration as OPLI would have received had it exercised the Option immediately prior to the occurrence of such event.

3. PERIOD OF EXERCISE. The Option shall be exercisable at any time (a) after the date (the "Effective Date") upon which the Company obtains Shareholder Approval and (b) prior to the two year anniversary of the Grant Date (the "Expiration Date"). As used herein, the, term "Shareholder Approval" shall mean the approval of the transactions described in the Investment Agreement which require shareholder approval, including the exercisability of this Option, by shareholders of the Company holding a majority of shares present (in person or by proxy) at Company's 1998 annual meeting of shareholders and entitled to vote on such proposal.

4. METHOD OF EXERCISE. After the Effective Date and prior to the Expiration Date, the Option may be exercised by OPLI in whole or in part by giving written notice to Company specifying (i) its intention to exercise the Option, (ii) the number of Shares it will purchase, (iii) the amount of cash to be delivered to Company in accordance with the provisions of Section 5 hereof, and (iv) a place and date for the closing (the "Closing") of such purchase; it being expressly understood and agreed that unless otherwise agreed to by the parties hereto, the Closing shall occur at the principal offices of Company within three (3) business days following the Exercise Date (as hereinafter defined). As used herein, the term "Exercise Date" shall mean the date on which such notice is given by OPLI in accordance with the provisions of this Section 4.

5. PAYMENT AND DELIVERY OF CERTIFICATES. At any Closing (a) OPLI shall make payment to Company of the aggregate purchase price for the shares being purchased upon exercise of the Option by delivery to Company by wire transfer of immediately available funds or by a certified bank check in an amount equal to the product of the number of Shares being purchased times the Exercise Price, and (b) Company shall deliver to OPLI a stock certificate or certificates representing the aggregate number of Shares being purchased by OPLI.

6. REPRESENTATIONS, WARRANTIES AND COVENANTS OF COMPANY. Company hereby represents, warrants and covenants to OPLI the following.

     6.1 DUE ORGANIZATION. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power to enter into and perform this Agreement.

     6.2 DUE AUTHORIZATION. Following receipt of Shareholder Approval, this Agreement will have been duly authorized by all necessary corporate action on the part of Company. This Agreement has been duly executed by a duly authorized officer of Company.

     6.3 COMPANY SHARES. Company has taken all necessary corporate and other action to authorize, reserve and permit it to issue, and at all times from the date hereof to the Expiration Date, will have reserved for issuance a sufficient number of shares of Company common stock as shall be necessary to fulfill Company's obligations under this Agreement; upon issuance of the Shares pursuant hereto, all of such Shares shall be duly and validly issued, fully paid and non-assessable and shall be delivered free and clear of all claims, liens, encumbrances and security interests, including any preemptive right to any shareholder of Company (except restrictions with respect to compliance with the Securities Act of 1933, as amended (the "Securities Act") and state securities laws).

     6.4  VALIDITY, NO CONFLICT.  Following receipt of Shareholder
Approval, this Agreement will constitute the legal, valid and binding obligation of Company, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, court decisions with respect thereto, and general principles of equity. Neither the execution and delivery of this Agreement by Company nor, following receipt of Shareholder Approval, the consummation by Company of the transactions contemplated hereby, will violate or conflict with, or result in a breach or default under, the terms of (i) the Certificate of Incorporation or Bylaws of Company, (ii) any agreement or instrument by which Company is bound, or (iii) any decree, judgment, order, law or regulation now in effect of any court or other governmental body applicable to Company.


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

     6.5 NO CONSENT. Other than in connection with or in compliance with the provisions of the Securities Exchange Act of 1934, as amended, and the securities or blue sky laws of the various states, and other than the need to obtain Shareholder Approval, no authorization, consent or approval of, or filing with, any public body, court or authority, or any other person, is necessary on the part of the Company in connection with the execution, delivery, and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement.

7. REPRESENTATIONS, WARRANTIES AND COVENANTS OF OPLI. OPLI represents, warrants and covenants to Company as follows:

     7.1 ORGANIZATION. OPLI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. OPLI has the requisite corporate power to enter into and perform this Agreement.

     7.2 DUE AUTHORIZATION. This Agreement has been authorized by all necessary corporate action on the part of OPLI and has been duly executed by a duly authorized officer of OPLI.

     7.3 VALIDITY, NO CONFLICT. This Agreement constitutes the legal, valid and binding obligation of OPLI, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, court decisions with respect thereof, and general principles of equity. Neither the execution and delivery of this Agreement by OPLI nor the consummation by OPLI of the transactions contemplated hereby, will violate or conflict with, or result in a breach or default under, the terms of (i) the Certificate of Incorporation or Bylaws of OPLI , (ii) any agreement or instrument by which OPLI is bound, or
(iii) any decree, judgment, order, law or regulation now in effect of any court or other governmental body applicable to OPLI .

     7.4 INVESTMENT REPRESENTATIONS. Any Shares or other securities acquired by OPLI upon exercise of the Option will be acquired for OPLI's own account and not with a view to resale or distribution in violation of the Securities Act. The officers and directors of OPLI have such knowledge and experience in business and financial matters as to be capable of utilizing the information which is available to them to evaluate the merits and risk of an investment in the Shares and OPLI is able to bear the economic risks of any of the Shares or other securities which OPLI may acquire upon exercise of the Option. OPLI covenants and agrees that it will not sell, offer to sell or solicit offers to buy any such securities in violation of the Securities Act or the "blue sky" or securities laws of any state.


8. REGISTRATION COVENANTS. The Shares shall be Registrable Securities as such term is defined in that certain Registration Rights Agreement, dated November 12, 1998 by and between, Company and OPLI and shall have all rights and obligations associated therewith.


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

9.   MISCELLANEOUS.

     9.1 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     9.2 EXPENSES. Except as otherwise provided herein, Company, on the one hand, and OPLI, on the other hand, shall each bear their respective expenses in connection with the preparation, execution and performance of this Agreement, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants.

     9.3 BINDING EFFECT AND ASSIGN. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but except as otherwise specifically provided, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties without the prior written consent of the other.

     9.4 AMENDMENTS AND MODIFICATION. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

     9.5 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and sufficient if delivered in person, by cable, telegram or telex, or sent by mail (registered or certified mail, postage prepaid, return receipt requested) to the respective parties as follows:


        If to OPLI:       Oregon Power Lending Institution
                          357 Castro Street, Suite 2
                          Mountain View, CA 94041
                          Attention: Donald Baker

        With a copy to:   Grover T. Wickersham, Professional Corporation
                          430 Cambridge Avenue
                          Palo Alto, California
                          Attention: Debra Weiner

        If to Company:    Digital Video Systems, Inc.
                          160 Knowles Drive
                          Los Gatos, California 95032
                          Attention: Edward M. Miller

        With a copy to:   Orrick, Herrington & Sutcliffe, LLP
                          777 South Figueroa Street, Suite 3200
                          Los Angeles, CA 90017-5832
                          Attention: Blase P. Dillingham


or to such other address any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.


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

     9.6 GOVERNING LAW. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of California as applied to contracts entered into solely between residents of, and to be performed entirely in, such state.

     9.7 ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matters.

     9.8 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

     9.9 EFFECT OF HEADING. The section headings herein after for convenience only and shall not affect the construction or interpretation of this Agreement.

     9.10 DEFINITIONS. All capitalized terms used herein shall have the meanings defined in the Investment Agreement, unless otherwise defined herein.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

                                   DIGITAL VIDEO SYSTEMS, INC.

                                   By   /s/ Edward M. Miller, Jr.
                                      --------------------------------------
                                   OREGON POWER LENDING INSTITUTION

                                   By   /s/ Donald Baker
                                       -------------------------------------


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